Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2011 Financial Results

• Q2 Revenues of $142.3 Million; GAAP Income of $0.04 per Share

• Q2 Adjusted Earnings of $0.52 per Share

• Raising Lower End of 2011 Outlook Range

RESTON, Va. — August 1, 2011 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its second quarter 2011 results.

Henry H. Graham, Jr., CEO, commented, “TNS’ second quarter 2011 performance was solid as we gained further traction in our areas of investment. Adjusted earnings came in at the high end of our outlook range.  Telecommunication Services Division revenue grew from both last year and last quarter, excluding Cequint’s contribution, and we signed a key tier 1 mobile operator for identity services, adding significantly to our now 200 million carrier-provided name database.  Cequint continues to perform in line with our expectations, launching our NameID wireless caller name product in the quarter with T-Mobile.  Our Payments and Financial Services divisions continue to grow internationally, partially offsetting weaker North American markets.  Given the progress and consistency demonstrated by our first half results, we are raising the lower end of our 2011 outlook range.  We will continue to strategically invest in identity and verification, multi-channel payment gateway, IP registry and wireless solutions, and expect these to support our growth in the second half of 2011 and beyond.”

TNS acquired Cequint, Inc. (Cequint) on October 1, 2010 and has included its results in those of the Telecommunication Services Division from the date of acquisition.  Therefore, 2011 results are not comparable to those of prior periods.

Total revenue for the second quarter of 2011 increased 8.5% to $142.3 million from second quarter 2010 revenue of $131.2 million.  Cequint contributed $2.8 million to second quarter 2011 revenue.  On a constant dollar basis, revenues for the second quarter of 2011 increased 4.9% to $137.6 million.

Second quarter 2011 GAAP net income decreased to $1.1 million, or $0.04 per share, from second quarter 2010 GAAP net income of $6.5 million, or $0.24 per share.  Included in GAAP net income for the second quarter of 2010 was a pre-tax charge of $3.2 million, or $0.07 per share, resulting from accelerated depreciation of certain network assets associated with the CSG integration and a pre-tax charge of $0.5 million, or $0.01 per share, associated with severance.  Excluding these items and the related tax effects, second quarter 2010 net income was $8.8 million, or $0.33 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter of 2011 decreased 3.0% to $34.3 million, or 24.1% of revenue, from $35.3 million, or 26.9% of revenue, for the second quarter of 2010.  Excluding the abovementioned second quarter 2010 pre-tax charge of $0.5 million associated with severance, EBITDA before stock compensation expense decreased 4.2%.  On a constant dollar basis EBITDA before stock compensation expense for the second quarter of 2011 was $32.5 million, or 23.6% of revenue.

Adjusted earnings decreased 13.0% to $13.5 million, or $0.52 per share, for the second quarter of 2011 compared to adjusted earnings of $15.5 million, or $0.58 per share, for the second quarter of 2010.  Excluding the abovementioned $3.6 million in second quarter 2010 pre-tax charges, adjusted earnings decreased 26.8% from $18.4 million, or $0.69 per share. Included in other income (expense) for the second quarter of 2011 was a pre-tax loss of $0.4 million, or ($0.01) per share, compared to a second quarter 2010 pre-tax gain of $2.9M, or $0.09 per share, related to the revaluation of certain foreign currency denominated assets and liabilities.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above, at currency exchange rates reported for second quarter 2011 and at the 2010 rates.

(In millions, except per share amounts)

	Second Quarter 2011	Second Quarter 2010	% Change	Second Quarter 2011 @ 2010 FX Rates	% Change @ 2010 FX Rates

Revenues	$142.3	$131.2	8.5%	$137.6	4.9%

After tax adjusted earnings	$13.5	$18.4	(26.8)%	$12.2	(33.7)%
Adjusted earnings per share	$0.52	$0.69	(24.0)%	$0.48	(30.4)%
Shares Outstanding	25.7	26.7	(3.7)%	25.7	(3.7)%

Financial Review:

Second Quarter 2011

Second quarter 2011 total revenue increased 8.5% to $142.3 million from second quarter 2010 revenue of $131.2 million. On a constant dollar basis, revenues for the second quarter of 2011 increased 4.9% to $137.6 million.

Included in second quarter 2011 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased 11.2% to $71.5 million from second quarter 2010 revenue of $64.3 million. Included in second quarter 2011 were revenues of $2.8 million from Cequint. Excluding the contribution from Cequint, revenues increased 6.9%, or $4.4 million, as follows:

•                  Revenue from identity and verification services increased 4.9%, or $1.4 million, due to $3.5 million from new caller name storage contracts which was partially offset by the following: $1.0 million from the loss of caller name storage contracts; $0.4 million due to a loss by one of TNS’ caller name wireline customers of a portion of its wholesale business; and $0.7 million primarily due to price concessions on the renewal of certain customer contracts.

•                  Revenue from network services increased 5.7%, or $1.5 million, due to $2.1 million in increased demand for signaling services from new and existing customers, which was partially offset by a reduction of $0.6 million from price concessions on the renewal of certain customer contracts.

•                  Revenue from registry services decreased 10.7%, or $0.7 million, due to the following: $0.6 million related to the expiry of a transition services agreement acquired through the CSG acquisition; $0.5 million due to price concessions on the renewal of certain customer contracts; and $0.2 million from lower volumes in toll-free number database services. These reductions were partially offset by increases of $0.4 million from increased demand for local number portability database services and $0.2 million from increased demand for IP registry services.

•                  Revenue from roaming and clearing products increased 89.2%, or $2.3 million, due to market share gains and increased demand for services from existing customers.

•                  On a sequential basis, revenue from the Telecommunication Services Division increased 4.4% to $71.5 million from first quarter 2011 revenue of $68.4 million.  Included in second quarter 2011 and first quarter 2011 revenues were $2.8 million and $2.6 million from Cequint, respectively. Excluding the contribution from Cequint, revenues increased 4.3%, or $2.8 million, due to $2.4 million in identity and verification services driven by caller name storage wins, $0.7 million in network services due to increased demand from mobile operators and $0.5 million in incremental roaming and clearing traffic. This was partially offset by a reduction of $0.7 million in registry services related to the expiry of a transition services agreement acquired through the CSG acquisition.

•                  Revenue from the Payments Division increased 7.1% to $53.8 million from $50.3 million in second quarter 2010.  Excluding the positive impact of foreign currency translation of $4.4 million, revenues decreased 1.7% to $49.4 million as follows:

•                  Network services:

•                  Europe: revenue increased 4.7%, or $0.9 million due to $0.7 million in market share gains for dial services and increased demand for IP-based network services, primarily in Italy, Spain and Romania, and $0.5 million in the UK due to growth in demand for IP-based network services, partially offset by a $0.3 million decrease in dial-based network services in France and other smaller markets.

•                  Asia Pacific: revenue increased 8.6%, or $0.3 million due to $0.5 million in increased demand for our IP-based network services partially offset by $0.2 million relating to the loss by one customer of a significant portion of its dial business, as previously disclosed.

•                  North America: revenue decreased 14.0%, or $2.2 million due to an expected decrease of $2.0 million in dial business from lower average transaction pricing and transaction volume declines related to certain customers, and a decrease of $0.2 million in IP-based network services.

•                  Payment gateway services:

•                  Europe: card-holder-present services revenue remained flat on a year-over-year basis.

•                  Asia Pacific: revenue increased 50.7%, or $1.5 million, due to increased transaction volumes of $1.2 million from cardholder-not-present services and an increase of $0.3 million in software development services.

•                  North America: revenue increased 10.5%, or $0.1 million, due to growth in cardholder-not-present services which were launched in the third quarter of 2010.

•                  Payment processing and other services:

•                  Europe: revenue increased 26.3%, or $0.6 million, primarily due to increased transaction volumes.

•                  North America: revenue decreased 75.8%, or $2.0 million, due to the following: a customer’s second quarter 2010 decision to exercise its contractual right to insource processing services, resulting in the $1.4 million sale of a dedicated processing platform in that period and an associated $0.4 million decrease in recurring revenue; and a $0.2 million decrease from ATM software products which ceased selling, as previously disclosed.

•                  Revenue from the Financial Services Division increased 2.1% to $17.0 million from second quarter 2010 revenue of $16.7 million.  Revenue remained flat year-over-year on a constant currency basis as follows:

•                  North America: revenue decreased 5.0%, or $0.6 million, due to $1.8 million from the loss of endpoints and market data access services believed to be attributable to negative economic factors impacting the financial services industry, which was partially offset by $1.2 million in additional new endpoints and sales of bandwidth-based services marketed primarily to participants in the foreign exchange community.

•                  Europe: revenue increased 2.5%, or $0.1 million, due to market share gains of $0.4 million which were partially offset by $0.3 million related to the loss of endpoints and market data access services in the UK.

•                  Asia Pacific: revenue increased 26.5%, or $0.5 million, due to the continued expansion of the number of customer endpoints connected to TNS’ network.

Second quarter 2011 gross margin decreased 50 basis points to 50.0% from 50.5% in the second quarter of 2010. On a constant dollar basis, gross margin declined 100 basis points to 49.5% due primarily to margin declines in Payments, driven by declines in the North American dial business and the one time equipment sale in the second quarter of 2010; margin declines in FSD due to a reduction in trading connections between endpoints; and investments in personnel and systems to support our payment gateway offerings. This was partially offset by the inclusion of Cequint revenue, which carries higher gross margin.

During the second quarter of 2011, TNS did not repurchase shares of its common stock pursuant to its stock repurchase program but repaid approximately $15 million of debt under its 2009 Credit Facility.

Financial Outlook

Full Year 2011

TNS has narrowed its Full Year 2011 outlook, increasing the lower end of the outlook range.  The new outlook range includes:

•                  Core TSD 2011 revenue growth, excluding Cequint, of 3-5%, up from a prior outlook of 2-4%;

•                  2011 revenue from Cequint at the low end of the $12-$15 million range, and an additional $1.5 million, or $0.05 per share, investment to support future product rollouts; this change is expected to extend the break-even horizon for this business into 2012 from the fourth quarter of 2011.

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2011.  Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year 2011	Full Year 2010	% Change

Revenues	$550 - $560	$527	4% - 6%

After tax adjusted earnings	$52.3 - $56.0	$63.2	(17)% - (11)%
Adjusted earnings per share	$2.05 - $2.20	$2.37	(14)% - (7)%
Shares Outstanding	25.5	26.6	(4)%

Third Quarter 2011

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the third quarter of 2011.

(In millions, except per share amounts)

	Third Quarter 2011	Third Quarter 2010	% Change

Revenues	$139.0 - $144.0	$131.2	5.9% - 9.8%

After tax adjusted earnings	$13.3 - $15.0	$13.9	(4.6)% - 8.2%
Adjusted earnings per share	$0.52 - $0.59	$0.52	0% - 13.5%
Shares Outstanding	25.5	26.8	(4.9)%

As a reminder, third quarter 2010 included: a pre-tax charge of $1.1 million, or $0.02 per share, of accelerated depreciation related to certain network assets associated with the CSG integration; $0.7 million, or $0.01 per share, of acquisition costs in accordance with FASB ASC 805 “Business Combinations” related to the Cequint acquisition; and a pre-tax charge associated with severance of $0.3 million, or $0.01 per share. These amounts are excluded from the after tax adjusted earnings and adjusted earnings per share, for the third quarter 2010, in the table above.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Second quarter revenue and adjusted earnings achieved the upper end of our outlook on a constant currency basis, absorbing a negative swing in foreign currency revaluation.  We again devoted excess cash generated to the repayment of debt, and to date this year have made $35 million in repayments.  During the second half of the year, we plan to continue to execute our capital allocation program, including an increased emphasis on making additional share repurchases under our authorization and focusing our capital expenditures on our areas of growth.”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, EBITDA before stock compensation excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, milestone compensation expense, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, certain non-cash items, including amortization of intangible assets, stock compensation expense, milestone compensation expense, the change in fair value of contingent consideration and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results.

Conference Call

TNS will hold a conference to discuss second quarter 2011 results today, Monday, August 1, 2011 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-213-8852, passcode #77076182. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from August 1, 2011 at 8:00 p.m. Eastern Time through August 8, 2011, and can be accessed by dialing 617-801-6888, passcode #28539844.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2011.  In addition, the statements in this press release are made as of August 1, 2011.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to August 1, 2011.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues	$142,324	$131,199	$275,986	$260,775
Operating expenses:
Cost of network services	71,098	64,890	138,569	129,331
Engineering and development	11,692	9,106	22,339	18,553
Selling, general, and administrative	26,673	23,215	51,784	49,544
Change in fair value of contingent consideration	874	—	750	—
Depreciation and amortization of property and equipment(1),(2)	11,383	13,540	22,936	23,792
Amortization of intangible assets	10,117	8,553	20,182	19,882
Total operating expenses(3),(4),(5)	131,837	119,304	256,560	241,102

Income from operations	10,487	11,895	19,426	19,673
Interest expense (5)	(6,518)	(5,806)	(13,128)	(11,946)
Other (expense) income	(88)	2,973	(1,067)	5,910
Income before income taxes, and equity in net loss of unconsolidated affiliate	3,881	9,062	5,231	13,637
Income tax provision	(2,734)	(2,570)	(3,379)	(5,972)
Equity in net loss of unconsolidated affiliate	—	—		(65)
Net income	1,147	6,492	$1,852	$7,600
Basic and diluted earnings per share:
Basic net income per common share	$0.04	$0.25	$0.07	$0.29
Diluted net income per common share	$0.04	$0.24	$0.07	$0.28
Basic weighted average common shares outstanding	25,508,019	26,129,527	25,504,399	26,028,707
Diluted weighted average common shares outstanding	25,718,746	26,881,601	25,730,488	26,800,181

FOOTNOTES:

(1)   Included in depreciation and amortization of property and equipment for the six months ended June 30, 2011 are $0.7 million of accelerated depreciation charges, or $0.02 per share, related to the CSG integration.

(2)   Included in depreciation and amortization of property and equipment for the three and six months ended June 30, 2010 are $3.2 million of accelerated depreciation charges, or $0.09 per share, related to the CSG integration.

(3)   Included in operating expenses for the three and six months ended June 30, 2011 are pre-tax milestone compensation charges, related to the Cequint acquisition, of $0.1 million, or $0.00 per share.

(4)   Included in operating expenses for the six months ended June 30, 2011 and 2010 are pre-tax severance charges of $0.3 million, or $0.01 per share, and $1.0 million, or $0.03 per share, respectively.

(5)   Included in operating expenses for the three months ended June 30, 2010 are pre-tax severance charges of $0.5 million, or $0.01 per share.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,085	$56,689
Accounts receivable, net	88,946	86,988
Other current assets	19,875	14,375
Total current assets	147,906	158,053

Property and equipment, net	134,197	135,418
Goodwill	38,951	38,620
Identifiable intangible assets, net	286,266	306,077
Other assets	9,037	6,572
Total assets	$616,357	$644,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$67,815	$71,481
Deferred revenue	12,376	12,061
Current portion of long — term debt, net of discount (1)	8,627	18,488
Total current liabilities	88,818	102,030

Long-term debt, net of current portion and discount (1)	361,161	385,136
Other liabilities	42,759	42,293
Total liabilities	492,738	529,459

Total stockholders’ equity	123,619	115,281
Total liabilities and stockholders’ equity	$616,357	$644,740

FOOTNOTES:

(1) Reconciliation of long —term debt balance:

	6/30/11	12/31/10
Current portion of long-term debt, net of discount	8,627	18,488
Long-term debt, net of current portion and discount	361,161	385,136
	369,788	403,624
Unamortized Original Issue Discount	3,332	3,871
Credit Facility outstanding	373,120	407,495

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net income	$1,147	$6,492	$1,852	$7,600
Non-cash items	24,212	21,751	47,352	45,917
Working capital changes	(10,792)	1,183	(13,704)	3,859
Net cash provided by operating activities:	14,567	29,426	35,500	57,376
Purchases of property and equipment, net	(11,515)	(13,173)	(20,718)	(21,142)
Cash paid for business acquisitions, net of cash acquired	(224)	(544)	(224)	(544)
Net cash used in investing activities:	(11,739)	(13,717)	(20,942)	(21,686)
Repayment of long-term debt	(14,688)	(15,000)	(34,375)	(30,000)
Proceeds from stock option exercise	178	960	186	1,898
Purchase of treasury stock	(259)	(377)	(1,374)	(2,884)
Net cash used in financing activities:	(14,769)	(14,417)	(35,563)	(30,986)
Effect of exchange rates on cash and cash equivalents	683	(3,261)	3,401	(6,796)
Net decrease in cash and cash equivalents	(11,258)	(1,969)	(17,604)	(2,092)
Cash and cash equivalents, beginning of period	50,343	32,357	56,689	32,480
Cash and cash equivalents, end of period	$39,085	$30,388	$39,085	$30,388

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
EBITDA before stock compensation expense:
Net Income (GAAP)	$1,147	$6,492	$1,852	$7,600
Add back the following items:
Equity in net loss of unconsolidated affiliate	—	—	—	65
Provision for income taxes	2,734	2,570	3,379	5,972
Other income (expense)	88	(2,973)	1,067	(5,910)
Interest expense	6,518	5,806	13,128	11,946
Change in fair value of contingent consideration	874	—	750	—
Milestone compensation	142	—	142	—
Depreciation and amortization of property and equipment	11,383	13,540	22,936	23,792
Amortization of intangible assets	10,117	8,553	20,182	19,882
Stock compensation expense	1,286	1,354	2,448	3,568
EBITDA before stock compensation expense(1),(2)	$34,289	$35,342	$65,884	$66,915

Adjusted Earnings:
Net income (GAAP)	$1,147	$6,492	$1,852	$7,600
Add provision for income taxes	2,734	2,570	3,379	5,972
Income before provision for income taxes	3,881	9,062	5,231	13,572
Add back the following items:
Amortization of intangible assets	10,117	8,553	20,182	19,882
Other debt related costs	550	409	1,078	1,063
Change in fair value of contingent consideration	874	—	750	—
Milestone compensation	142	—	142	—
Stock compensation expense	1,286	1,354	2,448	3,568
Adjusted earnings before income taxes	16,850	19,378	29,831	38,085
Income tax provision at 20%	(3,370)	(3,876)	(5,966)	(7,617)
Adjusted earnings(3),(4),(5)	$13,480	$15,502	$23,865	$30,468

Weighted average common shares — diluted	25,718,746	26,881,601	25,730,488	26,800,181
Adjusted earnings per common share — diluted	$0.52	$0.58	$0.93	$1.14

FOOTNOTES:

(1)          Excluding the $0.3 million in pre-tax severance charges, EBITDA before stock compensation expense for the six months ended June 30, 2011 was $66.2 million.

(2)          Excluding the $0.5 million and $1.0 million in pre-tax severance charges, EBITDA before stock compensation expense for the three and six months ended June 30, 2010 was $35.8 million and $67.9 million, respectively.

(3)          Excluding the $0.3 million in severance charges and the $0.7 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the six months ended June 30, 2011 were $24.6 million, or $0.96 per share.

(4)          Excluding the $0.5 million in severance charges and the $3.2 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the second quarter of 2010 were $18.4 million, or $0.69 per share.

(5)          Excluding the $1.0 million in severance charges and the $3.2 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the first half of 2010 were $33.8 million, or $1.26 per share respectively.